PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	November 1,	November 2,
	2009	2008
Cash flows from operating activities:
Net loss	$(41,910)	$(210,765)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	90,474	103,932
Gain on sale of facility	(2,034)	-
Minority interest in income of consolidated subsidiaries	483	1,374
Consolidation, restructuring and related charges - non-cash	10,514	510
Impairment of goodwill and long-lived assets	1,458	205,408
Changes in assets and liabilities and other	9,163	(8,379)

Net cash provided by operating activities	68,148	92,080

Cash flows from investing activities:
Purchases of property, plant and equipment	(34,995)	(105,125)
Distribution from joint venture	5,000	5,000
Proceeds from sale of facility	4,321	-
Proceeds from sales of investments	1,252	3,815
Investment in joint venture	-	(2,598)
Other	(256)	(327)

Net cash used in investing activities	(24,678)	(99,235)

Cash flows from financing activities:
Repayments of long-term borrowings	(161,841)	(183,509)
Proceeds from long-term borrowings	28,112	139,640
Net proceeds from convertible debt and common stock offerings	97,961	-
Deferred financing costs and other	(4,734)	(3,790)

Net cash used in financing activities	(40,502)	(47,659)

Effect of exchange rate changes on cash	1,808	(7,472)

Net increase (decrease) in cash and cash equivalents	4,776	(62,286)
Cash and cash equivalents, beginning of period	83,763	146,049

Cash and cash equivalents, end of period	$88,539	$83,763

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(13,551)	$(46,769)
Capital lease obligation for purchases of property, plant and equipment	$(28,244)	$61,662
Issuances of common stock warrants	$5,320	$-